Exhibit 99.1


          ECD OVONICS APPOINTS GRANT THORNTON AS INDEPENDENT AUDITORS

Rochester Hills, Mich., Nov. 14, 2003 - Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ: ENER) today announced that the Audit Committee of the Board of Directors has appointed Grant Thornton LLP as its independent auditors. Grant Thornton, the fifth largest global accounting firm, replaces Deloitte & Touche LLP.

The Audit Committee began the search for qualified independent auditors immediately upon being advised on October 30, 2003 by Deloitte & Touche that it would decline to stand for reelection. After a thorough interview process, the Company engaged Grant Thornton, which will commence immediately the review of the Company's Quarterly Report for the period ended September 30, 2003. The Company expects that the review process will require a considerable amount of time and, accordingly, will be filing a Form 12b-25, Notification of Late Filing, with the Securities and Exchange Commission. The filing of the Form 12b-25 extends the due date for the filing of the Company's Quarterly Report on Form 10-Q for a period of five calendar days. The Company expects, however, that its new auditors will need additional time to complete the review of the Quarterly Report beyond the five-day extension period. The Company will make an announcement if the extended filing date is not met.

A conference call will be scheduled after the Company has filed its Form 10-Q for the quarter ended September 30, 2003 with the Securities and Exchange Commission.

"We are pleased to have Grant Thornton join us as our new independent auditors. We chose Grant Thornton because we were impressed with their extensive experience in providing audit services to major corporations and look forward to the beginning of a long relationship with them," commented Stanley K. Stynes, Board Member and Chairman of the Audit Committee.

Founded in 1924, Grant Thornton is the world's leading accounting, tax and business advisory organization dedicated to mid-size companies. Through its network of 585 offices in 110 countries, including 50 offices in the U.S., Grant Thornton provides service to public and private clients around the globe.

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About ECD Ovonics:
ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. ECD Ovonics' proprietary advanced information technologies include Ovonic(TM) phase-change electrical memory, Ovonic(TM) phase-change optical memory and the Ovonic(TM) Threshold Switch. The Company's portfolio of alternative energy solutions includes thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; NiMH batteries; hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and fuel cell technology. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on ECD Ovonics is available on www.ovonic.com.

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This release may contain forward-looking statements within the meaning of the
Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD Ovonics, as of the date of this release, believes to be reasonable and appropriate. ECD Ovonics cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based.


Contacts:
Stephan W. Zumsteg, Vice President and CFO
Ghazaleh Koefod, Shareholder Relations
248.293.0440
investor.relations@ovonic.com